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                                                                    EXHIBIT 99.1


[VIROLOGIC LOGO]

FOR IMMEDIATE RELEASE                                  Contact:
NOVEMBER 14, 2002                                      Karen Wilson, CFO
                                                       (650) 624-4164
                                                       kwilson@virologic.com


               VIROLOGIC ANNOUNCES $7.0 MILLION PRIVATE PLACEMENT


SOUTH SAN FRANCISCO, Calif., November 14, 2002 -- ViroLogic, Inc. (Nasdaq: VLGC) today announced it has entered into an agreement to sell newly issued shares of 8% convertible preferred stock to a group of investors comprised of existing and new stockholders.

The Company expects to raise $7 million from the private placement, which is subject to closing conditions and expected to close by November 19, 2002. These proceeds are in addition to a 5% equity investment in ViroLogic made by Pfizer Inc., also announced today.*

ViroLogic expects to use the net proceeds from this financing to support and enhance ongoing commercial activities and for general administrative expenses, capital expenditures and working capital.

The preferred stock will be convertible into common stock at a premium to the current market price. The purchasers will also receive warrants to purchase a total of 4.4 million shares of common stock, at an exercise price that is based on the five day trading average. In connection with the closing of the private placement, the Company's Series B Preferred Stock is expected to be exchanged for short-term convertible debt which, subject to the approval of our stockholders, would automatically convert into the new preferred stock.

* Pfizer's ownership percentage is calculated on an as-converted to common stock basis, assuming conversion of all the outstanding preferred stock.

ABOUT VIROLOGIC

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company's technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses.
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The offer and sale of the securities being sold by ViroLogic in the private placements will not be and has not been registered under the Securities Act of 1933, as amended, and may not be sold by ViroLogic absent registration or an applicable exemption from registration requirements. However, the Company has agreed to file a registration statement for the resale of the shares underlying the preferred stock and the warrants, as well as shares issuable as dividends on the preferred stock. This news release is not an offer to sell, or a solicitation of an offer to buy, the securities discussed herein.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of ViroLogic. Certain statements in this press release are forward-looking, including statements relating to expected proceeds from financing activities. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the equity investments do not close as expected, whether ViroLogic's products will achieve market acceptance, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the Company will be able to expand its sales and marketing capabilities, whether the FDA or any other agency will decide to regulate its products or services, whether the Company encounters problems or delays in automating its processes, whether it successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying its PhenoSense technology is adequate, whether it is able to build brand loyalty and expand revenues, whether it will be able to raise sufficient capital and other risks and uncertainties detailed from time to time in the Company's reports to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.

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